Exhibit 99.1

NEWS RELEASE

Media Contact:	Katie Nieri
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Jenell McKay
Sempra
(877) 736-7727
investor@sempra.com
Sempra Reports Strong Third-Quarter 2023 Earnings Results

•Updating 2023 GAAP EPS guidance range and expecting to be at or above the high-end of full-year 2023 adjusted EPS guidance range
•Expecting 10% to 20% increase above current five-year $40 billion capital plan

SAN DIEGO, Nov. 3, 2023 – Sempra (NYSE: SRE) (BMV: SRE) today announced third-quarter 2023 earnings of $721 million, or $1.14 per diluted share, compared to third-quarter 2022 earnings of $485 million, or $0.77 per diluted share. On an adjusted basis, the company’s third-quarter 2023 earnings were $685 million or $1.08 per diluted share, compared to $622 million, or $0.98 per diluted share, in 2022. Further, Sempra is updating its full-year 2023 GAAP earnings per common share (EPS) guidance range to $4.44 to $4.74 and, as a result of the company’s strong business performance and financial results in the first nine months of the year, expects to be at or above its full-year 2023 adjusted EPS guidance range of $4.30 to $4.60.

“At Sempra, we are really excited about the growth we see in our company’s future,” said Jeffrey W. Martin, chairman and CEO of Sempra. “Our utilities are benefiting from serving growing markets with constructive regulation, while our Sempra Infrastructure business continues to expand across all three of its business lines, particularly in the export of U.S. liquefied natural gas.”

Sempra's earnings for the first nine months of 2023 were $2.293 billion, or $3.63 per diluted share, compared with earnings of $1.656 billion, or $2.62 per diluted share, in the first nine months of 2022. Adjusted earnings for the first nine months of 2023 were $2.201 billion, or $3.48 per diluted share, compared to $2.172 billion, or $3.43 per diluted share, in the first nine months of 2022.

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of earnings in conformity with generally accepted accounting principles in the United States of America (GAAP), reconciled to adjusted earnings, for the third quarter and first nine months of 2023 and 2022.

(Dollars and shares in millions, except EPS)	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(Unaudited)
GAAP Earnings	$721	$485	$2,293	$1,656
Impact associated with Aliso Canyon litigation and regulatory matters	—	101	—	199
Equity losses from write-off of rate base disallowances resulting from PUCT's final order in Oncor's comprehensive base rate review	—	—	44	—
Impact from foreign currency and inflation on monetary positions in Mexico	(36)	(2)	166	89
Net unrealized losses (gains) on derivatives	—	38	(319)	108
Net unrealized losses on contingent interest rate swap related to Port Arthur LNG Phase 1 project	—	—	17	—
Deferred income tax expense associated with change in indefinite reinvestment assertion related to sale of noncontrolling interest to Abu Dhabi Investment Authority	—	—	—	120
Adjusted Earnings(1)	$685	$622	$2,201	$2,172

Diluted Weighted-Average Common Shares Outstanding	632	632	632	633
GAAP EPS	$1.14	$0.77	$3.63	$2.62
Adjusted EPS(1)	$1.08	$0.98	$3.48	$3.43

1) See Table A for information regarding non-GAAP financial measures and descriptions of adjustments.

Sempra intends to roll forward its five-year capital plan on its fourth-quarter earnings call and expects a potential increase above its current five-year $40 billion capital plan, driven by a portfolio of investment opportunities at its regulated utilities.

Sempra Texas
At Sempra Texas, Oncor Electric Delivery Company LLC (Oncor) continues to build out one of the largest pure-play transmission and distribution platforms in America to meet the state’s growth in residential, commercial and industrial sectors. Premise growth in Oncor’s service territory is estimated to be 2%, approximately double the national average. The Electric Reliability Council of Texas set 10 peak demand records this summer and the Oncor team safely maintained grid reliability while investing in the expansion and modernization of its growing energy networks.

During the quarter, Oncor connected approximately 20,000 new premises, bringing its year-to-date new premise count to approximately 57,000. Across its territory, Oncor built, rebuilt or upgraded approximately 600 miles of distribution lines and 40 miles of transmission lines. Additionally, three load-serving substations were placed into service. Oncor remains on pace to set a company record for annual new and active generation and retail transmission point-of-interconnection (POI) requests in the queue with 755 active POI requests at the end of the quarter, representing a 34% increase over the same period in 2022. As of Sept. 30, 2023, Oncor had 447 active generation requests, of which approximately 47% were solar, 41% were storage, 9% were wind and 3% were gas.

Texas remains a highly constructive regulatory environment with, among other important recent utility legislation, Texas House Bill 2555 creating a path to enhance grid resiliency and recover costs related to resiliency measures through rates. In addition, Texas Senate Bill 1015 is expected to reduce regulatory lag with respect to recovery of distribution investments through interim distribution cost recovery factor rate adjustments.

Sempra California
San Diego Gas & Electric Co. (SDGE) and Southern California Gas Co. (SoCalGas) are advancing California’s resiliency and climate goals through the expansion and modernization of energy networks.

In October, under the California Public Utilities Commission’s (CPUC) cost of capital mechanism, these companies filed to adjust their respective return on equity and cost of debt rates beginning in 2024 to account for interest rate changes. The CPUC continues to advance the 2024 general rate cases of SDGE and SoCalGas, which focus on delivering cleaner energy, safely and reliably, in alignment with California's sustainability goals. The proposed decision is expected to be issued in the second quarter of 2024 with rates to be retroactively effective to Jan. 1, 2024.

SDGE requested CPUC approval for 160 megawatts of utility-owned energy storage to support reliability and submitted bid materials to the California Independent System Operator for projects identified in its 2022-2023 Transmission Plan Federal Energy Regulatory Commission (FERC) 1000 solicitation process.

SoCalGas is working to modernize California’s energy networks through investments in next-generation technologies such as clean hydrogen, renewable natural gas and fuel cells. Federal, state and local governments are increasingly recognizing hydrogen’s potentially important role in accelerating energy and climate goals. In October, the U.S. Department of Energy (DOE) selected California’s Alliance for Renewable Clean Hydrogen Energy Systems, of which SoCalGas is a partner, for up to $1.2 billion in funding to develop a regional clean hydrogen hub in California. In August, the state announced the launch of California’s Hydrogen Market Development Strategy, which aims to employ an all-of-government approach to building California’s renewable hydrogen market.

Sempra Infrastructure
Sempra Infrastructure is focused on delivering energy for a better world through its high-growth, low-carbon platform. The company’s clean power, energy networks and liquefied natural gas (LNG) and net-zero businesses are strategically positioned to support the dual priorities of decarbonization and energy security for the U.S., Mexico and their allies.

The Port Arthur energy hub reached several milestones this past quarter. In September, the Port Arthur LNG Phase 2 expansion project under development in Jefferson County, Texas received FERC approval. With Phase 1 currently under construction, the development of the proposed Phase 2 project could increase the total liquefaction capacity of the facility from approximately 13 million tonnes per annum (Mtpa) to up to 26 Mtpa. This news followed the successful completion of the sale of a 42% indirect, non-controlling interest in the Port Arthur LNG Phase 1 project to KKR.

Increasing global interest in lower emissions fuels and the status of the U.S. as a strong energy partner are creating further opportunities for Sempra Infrastructure. In August, Sempra Infrastructure announced a non-binding agreement with Mitsubishi Corporation and a consortium comprised of Tokyo Gas Company, Ltd., Osaka Gas Company, Ltd., and Toho Gas Company, Ltd. to participate in the evaluation of a proposed project to produce e-natural gas, a form of carbon recycling, in the U.S. Gulf Coast. If the project is successful, it would be one of the first links of an international supply chain of liquefied e-natural gas, a carbon neutral synthetic gas produced from renewable hydrogen and recycled carbon dioxide.

Additionally, the DOE selected HyVelocity Gulf Coast Hydrogen Hub, of which Sempra Infrastructure is a partner, for up to $1.2 billion in funding to help advance a network of hydrogen producers, consumers and connective infrastructure while supporting the production, storage, delivery and end-use of hydrogen.

Earnings Guidance
Sempra is updating its full-year 2023 GAAP EPS guidance range to $4.44 to $4.74. As a result of the company’s strong execution and financial results in the first nine months of the year, Sempra expects to be at or above the high-end of its full-year 2023 adjusted EPS guidance range of $4.30 to $4.60. Sempra also is affirming its full-year 2024 EPS guidance range of $4.55 to $4.90 and affirming its projected long-term EPS growth rate of 6% to 8%. All share and per share information in this release, including the guidance ranges, reflects the two-for-one split of Sempra’s common stock in the form of a 100% stock dividend that was distributed to shareholders on Aug. 21, 2023.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings, adjusted EPS, and adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by logging onto the company’s website, sempra.com. The webcast will be available on replay a few hours after its conclusion on sempra.com.

About Sempra
Sempra is a leading North American energy infrastructure company that helps meet the daily energy needs of nearly 40 million consumers. As the owner of one of the largest energy networks on the continent, Sempra is helping to electrify and decarbonize some of the world’s most significant economic markets, including California, Texas, Mexico and the LNG export market. The company is also consistently recognized as a leader in sustainable business practices and for its long-standing commitment to building a high-performance culture focused on safety and operational excellence, leadership and workforce development and diversity and inclusion. In 2022, Investor’s Business Daily named Sempra the top-ranked utility in the U.S. for environmental, social and governance scores and financial performance. Sempra was also included on the Dow Jones Sustainability North America Index for the 12th consecutive year. More information about Sempra is available at sempra.com and on social media @Sempra.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.
In this press release, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.
Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, rates from customers or a combination thereof; decisions, investigations, inquiries, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions by the (i) California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, Public Utility Commission of Texas, U.S. Internal Revenue Service and other governmental and regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures and other significant transactions, including risks in (i) being able to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) realizing anticipated benefits from any of these efforts if completed, and (iv) obtaining third-party consents and approvals; macroeconomic trends or other factors that could change our capital expenditure plans and their potential impact on rate base or other growth; litigation, arbitrations, property disputes and other proceedings, and changes to laws and regulations, including those related to tax and trade policy and the energy industry in Mexico; cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third parties with which we conduct business, including the energy grid or other energy infrastructure, all of which continue to become more pronounced; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, including due to (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, or (iii) rising interest rates and inflation; failure of foreign governments, state-owned entities and our counterparties to honor their contracts and commitments; the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to customers due to (i) volatility in inflation, interest rates and commodity prices, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of the clean energy transition in California, and (iii) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates; the impact of climate and sustainability policies, laws, rules, regulations, disclosures and trends, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and our ability to incorporate new technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, pipeline system or limitations on the withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.
These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, sec.gov, and on Sempra’s website, sempra.com. Investors should not rely unduly on any forward-looking statements.
Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.
None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(unaudited)
REVENUES
Utilities:
Natural gas	$1,488	$1,587	$7,560	$5,611
Electric	1,250	1,357	3,331	3,663
Energy-related businesses	596	673	2,338	1,710
Total revenues	3,334	3,617	13,229	10,984

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(260)	(505)	(3,254)	(1,835)
Cost of electric fuel and purchased power	(183)	(307)	(385)	(763)
Energy-related businesses cost of sales	(163)	(340)	(437)	(764)
Operation and maintenance	(1,383)	(1,206)	(3,958)	(3,454)
Aliso Canyon litigation and regulatory matters	—	(122)	—	(259)
Depreciation and amortization	(563)	(506)	(1,651)	(1,500)
Franchise fees and other taxes	(169)	(162)	(509)	(474)
Other income (expense), net	3	(40)	75	(3)
Interest income	19	18	60	58
Interest expense	(312)	(282)	(995)	(796)
Income before income taxes and equity earnings	323	165	2,175	1,194
Income tax benefit (expense)	52	(21)	(499)	(435)
Equity earnings	479	417	1,086	1,118
Net income	854	561	2,762	1,877
Earnings attributable to noncontrolling interests	(122)	(65)	(435)	(187)
Preferred dividends	(11)	(11)	(33)	(33)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$721	$485	$2,293	$1,656

Basic earnings per common share (EPS):
Earnings	$1.14	$0.77	$3.64	$2.63
Weighted-average common shares outstanding	630,036	629,447	629,963	630,603

Diluted EPS:
Earnings	$1.14	$0.77	$3.63	$2.62
Weighted-average common shares outstanding	632,324	632,175	632,231	632,914

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS (Unaudited)
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2023 and 2022 as follows:

Three months ended September 30, 2023:
▪$36 million impact from foreign currency and inflation on our monetary positions in Mexico

Three months ended September 30, 2022:
▪$(101) million impact associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at Southern California Gas Company (SoCalGas)
▪$2 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(38) million net unrealized losses on commodity derivatives

Nine months ended September 30, 2023:
▪$(44) million equity losses from investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings) related to a write-off of rate base disallowances resulting from the Public Utility Commission of Texas' (PUCT) final order in Oncor Electric Delivery Company LLC's (Oncor) comprehensive base rate review
▪$(166) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$319 million net unrealized gains on commodity derivatives
▪$(17) million net unrealized losses on a contingent interest rate swap related to the initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)

Nine months ended September 30, 2022:
▪$(199) million impact associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas
▪$(89) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(108) million net unrealized losses on commodity derivatives
▪$(120) million deferred income tax expense associated with the change in our indefinite reinvestment assertion as a result of progress in obtaining regulatory approvals necessary to close the sale of 10% NCI in Sempra Infrastructure Partners, LP (SI Partners) to Abu Dhabi Investment Authority (ADIA)

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS
(Dollars in millions, except EPS; shares in thousands)
	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings
	Three months ended September 30, 2023				Three months ended September 30, 2022
	(unaudited)
Sempra GAAP Earnings				$721				$485
Excluded items:
Impact associated with Aliso Canyon litigation and regulatory matters	$—	$—	$—	—	$122	$(21)	$—	101
Impact from foreign currency and inflation on our monetary positions in Mexico	(3)	(49)	16	(36)	1	(4)	1	(2)
Net unrealized (gains) losses on commodity derivatives	(2)	2	—	—	77	(17)	(22)	38
Sempra Adjusted Earnings				$685				$622

Diluted EPS:
Weighted-average common shares outstanding, diluted				632,324				632,175
Sempra GAAP EPS				$1.14				$0.77
Sempra Adjusted EPS				$1.08				$0.98

	Nine months ended September 30, 2023				Nine months ended September 30, 2022
	(unaudited)
Sempra GAAP Earnings				$2,293				$1,656
Excluded items:
Impact associated with Aliso Canyon litigation and regulatory matters	$—	$—	$—	—	$259	$(60)	$—	199
Equity losses from a write-off of rate base disallowances resulting from the PUCT's final order in Oncor's comprehensive base rate review	—	—	—	44	—	—	—	—
Impact from foreign currency and inflation on our monetary positions in Mexico	40	203	(77)	166	30	80	(21)	89
Net unrealized (gains) losses on commodity derivatives	(630)	128	183	(319)	183	(42)	(33)	108
Net unrealized losses on a contingent interest rate swap related to the PA LNG Phase 1 project	33	(6)	(10)	17	—	—	—	—
Deferred income tax expense associated with the change in our indefinite reinvestment assertion related to the sale of NCI to ADIA	—	—	—	—	—	120	—	120
Sempra Adjusted Earnings				$2,201				$2,172

Diluted EPS:
Weighted-average common shares outstanding, diluted				632,231				632,914
Sempra GAAP EPS				$3.63				$2.62
Sempra Adjusted EPS				$3.48				$3.43
(1)    Except for adjustments that are solely income tax, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We record equity losses for our investment in Oncor Holdings net of income tax.

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA 2023 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2023 GAAP EPS GUIDANCE RANGE (Unaudited)
Sempra 2023 Adjusted EPS Guidance Range of $4.30 to $4.60 excludes items (after the effects of income taxes and, if applicable, NCI) as follows:

▪$(44) million equity losses from investment in Oncor Holdings related to a write-off of rate base disallowances resulting from the PUCT's final order in Oncor's comprehensive base rate review
▪$(166) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$319 million net unrealized gains on commodity derivatives
▪$(17) million net unrealized losses on a contingent interest rate swap related to the PA LNG Phase 1 project

Sempra 2023 Adjusted EPS Guidance is a non-GAAP financial measure. This non-GAAP financial measure excludes significant items that are generally not related to our ongoing business activities and/or infrequent in nature. This non-GAAP financial measure also excludes the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra's business operations to prior and future periods. Sempra 2023 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2023 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra 2023 Adjusted EPS Guidance Range to Sempra 2023 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2023
Sempra GAAP EPS Guidance Range	$4.44	to	$4.74
Excluded items:
Equity losses from a write-off of rate base disallowances resulting from the PUCT's final order in Oncor's comprehensive base rate review	0.07		0.07
Impact from foreign currency and inflation on our monetary positions in Mexico	0.26		0.26
Net unrealized gains on commodity derivatives	(0.50)		(0.50)
Net unrealized losses on a contingent interest rate swap related to the PA LNG Phase 1 project	0.03		0.03
Sempra Adjusted EPS Guidance Range	$4.30	to	$4.60
Weighted-average common shares outstanding, diluted (millions)			632

SEMPRA
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	September 30, 2023	December 31, 2022(1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,149	$370
Restricted cash	238	40
Accounts receivable – trade, net	1,939	2,635
Accounts receivable – other, net	498	685
Due from unconsolidated affiliates	42	54
Income taxes receivable	72	113
Inventories	451	403
Prepaid expenses	325	268
Regulatory assets	190	351
Fixed-price contracts and other derivatives	201	803
Greenhouse gas allowances	144	141
Other current assets	61	49
Total current assets	5,310	5,912

Other assets:
Restricted cash	104	52
Regulatory assets	3,277	2,588
Greenhouse gas allowances	1,219	796
Nuclear decommissioning trusts	827	841
Dedicated assets in support of certain benefit plans	513	505
Deferred income taxes	155	135
Right-of-use assets – operating leases	721	655
Investment in Oncor Holdings	14,148	13,665
Other investments	2,208	2,012
Goodwill	1,602	1,602
Other intangible assets	324	344
Wildfire fund	281	303
Other long-term assets	1,874	1,382
Total other assets	27,253	24,880
Property, plant and equipment, net	53,172	47,782
Total assets	$85,735	$78,574
(1)    Derived from audited financial statements.

SEMPRA
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Dollars in millions)
	September 30, 2023	December 31, 2022(1)
	(unaudited)
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,977	$3,352
Accounts payable – trade	2,234	1,994
Accounts payable – other	219	275
Due to unconsolidated affiliates	5	—
Dividends and interest payable	734	621
Accrued compensation and benefits	496	484
Regulatory liabilities	529	504
Current portion of long-term debt and finance leases	974	1,019
Reserve for Aliso Canyon costs	126	129
Greenhouse gas obligations	144	141
Other current liabilities	1,327	1,380
Total current liabilities	8,765	9,899

Long-term debt and finance leases	27,703	24,548

Deferred credits and other liabilities:
Due to unconsolidated affiliates	303	301
Regulatory liabilities	3,468	3,341
Greenhouse gas obligations	942	565
Pension and other postretirement benefit plan obligations, net of plan assets	309	410
Deferred income taxes	5,095	4,591
Asset retirement obligations	3,584	3,546
Deferred credits and other	2,308	2,117
Total deferred credits and other liabilities	16,009	14,871
Equity:
Sempra shareholders’ equity	28,238	27,115
Preferred stock of subsidiary	20	20
Other noncontrolling interests	5,000	2,121
Total equity	33,258	29,256
Total liabilities and equity	$85,735	$78,574
(1)     Derived from audited financial statements.

SEMPRA
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Nine months ended September 30,
	2023	2022
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,762	$1,877
Adjustments to reconcile net income to net cash provided by operating activities	646	1,193
Reserve for Aliso Canyon costs	(3)	(1,835)
Net change in other working capital components	1,613	(267)
Insurance receivable for Aliso Canyon costs	—	350
Distributions from investments	668	643
Changes in other noncurrent assets and liabilities, net	(557)	(506)
Net cash provided by operating activities	5,129	1,455

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(6,074)	(3,540)
Expenditures for investments	(281)	(275)
Purchases of nuclear decommissioning and other trust assets	(462)	(530)
Proceeds from sales of nuclear decommissioning and other trust assets	503	530
Repayments of advances to unconsolidated affiliates	—	626
Other	10	6
Net cash used in investing activities	(6,304)	(3,183)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(1,109)	(1,070)
Preferred dividends paid	(22)	(22)
Issuances of common stock	—	4
Repurchases of common stock	(32)	(478)
Issuances of debt (maturities greater than 90 days)	6,911	6,711
Payments on debt (maturities greater than 90 days) and finance leases	(6,018)	(3,365)
Increase (decrease) in short-term debt, net	629	(1,438)
Advances from unconsolidated affiliates	31	28
Proceeds from sales of noncontrolling interests	1,238	1,732
Distributions to noncontrolling interests	(289)	(146)
Contributions from noncontrolling interests	1,036	15
Settlement of cross-currency swaps	(99)	—
Other	(78)	(35)
Net cash provided by financing activities	2,198	1,936

Effect of exchange rate changes on cash, cash equivalents and restricted cash	6	(3)

Increase in cash, cash equivalents and restricted cash	1,029	205
Cash, cash equivalents and restricted cash, January 1	462	581
Cash, cash equivalents and restricted cash, September 30	$1,491	$786

SEMPRA
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES AND INVESTMENTS
(Dollars in millions)
	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(unaudited)
Earnings (Losses) Attributable to Common Shares
SDG&E	$274	$271	$716	$681
SoCalGas	16	(82)	531	339
Sempra Texas Utilities	305	256	548	604
Sempra Infrastructure	223	114	746	392
Parent and other	(97)	(74)	(248)	(360)
Total	$721	$485	$2,293	$1,656

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(unaudited)
Capital Expenditures and Investments
SDG&E	$654	$561	$1,893	$1,651
SoCalGas	490	463	1,451	1,394
Sempra Texas Utilities	92	85	270	256
Sempra Infrastructure	652	162	2,736	508
Parent and other	1	2	5	6
Total	$1,889	$1,273	$6,355	$3,815

SEMPRA
Table E

OTHER OPERATING STATISTICS

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(unaudited)
UTILITIES
SDG&E and SoCalGas
Gas sales (Bcf)(1)	55	53	280	240
Transportation (Bcf)(1)	165	180	438	462
Total deliveries (Bcf)(1)	220	233	718	702

Total gas customer meters (thousands)			7,047	7,031

SDG&E
Electric sales (millions of kWhs)(1)	1,075	2,121	3,645	6,085
Community Choice Aggregation and Direct Access (millions of kWhs)(2)	3,472	3,106	9,001	7,135
Total deliveries (millions of kWhs)(1)	4,547	5,227	12,646	13,220

Total electric customer meters (thousands)			1,515	1,502

Oncor(3)
Total deliveries (millions of kWhs)	47,736	44,040	120,571	115,580
Total electric customer meters (thousands)			3,953	3,881

Ecogas
Natural gas sales (Bcf)	1	1	3	3
Natural gas customer meters (thousands)			155	147

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (millions of kWhs)	1,105	1,019	2,022	2,268
Wind and solar (millions of kWhs)(1)	827	688	2,525	2,347
(1)     Includes intercompany sales.
(2)     Several jurisdictions in SDG&E's territory have implemented Community Choice Aggregation, including the City of San Diego in 2022. Additional jurisdictions are in the process of implementing or considering Community Choice Aggregation.
(3)     Includes 100% of the electric deliveries and customer meters of Oncor, in which we hold an indirect 80.25% interest through our investment in Oncor Holdings.